EXHIBIT 14.1


                        BASIC EARTH SCIENCE SYSTEMS, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

I.   INTRODUCTION

     Set forth herein is the Code of Business Conduct and Ethics adopted by Basic Earth Science Systems, Inc. (Basic, or the Company). This Code summarizes the basic principles and standards of conduct to guide all directors, officers and employees of Basic in our goal to achieve the highest business and personal ethical standards as well as compliance with the laws and regulations that apply to our business. All of our directors, officers and employees must conduct themselves accordingly in every aspect of our business and seek to avoid even the appearance of improper behavior.

     The Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:
     o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
     o Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and in other public communications;
     o    Compliance with applicable governmental laws, rules and regulations;
     o    The prompt internal reporting of violations of the Code; and
     o    Accountability for adherence to the Code.

     Every director, officer and employee of Basic has a duty to adhere to this Code. Any individual who violates the standards in this Code is subject to disciplinary action, up to and including termination, or in the case of a director a request for resignation, and civil and criminal prosecution, if appropriate.

II.  CONFLICTS OF INTEREST

     A "conflict of interest" exists when a person's private interest interferes in any way, or even appears to interfere, with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position with Basic.

     Loans to, or guarantees of obligations of, officers and employees, and their family members, may create conflicts of interest. Loans to directors and executive officers of the Company are prohibited by law and may not be made.

     A conflict of interest arises if a Company director, officer or employee works simultaneously for a competitor, customer or major supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

     Directors, officers and employees are cautioned to avoid situations that could be construed as a conflict of interest. Such situations, whether actual conflicts are not, give rise to concerns on the part of shareholders, analysts, the general public and other officers, directors and employees.

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     Any director, officer or employee who becomes aware of a conflict or a potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or follow the procedures described in Section XII of this Code.

III. INSIDER TRADING

     Directors, officers and employees of Basic who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

IV.  CORPORATE OPPORTUNITIES

     Directors, officers and employees are prohibited from personally benefiting from opportunities that are discovered through the use of corporate property, information or position without the consent of Basic's Board of Directors. No director, officer or employee may use corporate property, information, or position for improper personal gain. Directors, officers and employees owe a duty to advance the legitimate interests of the Company. If a director, officer or employee becomes aware of an opportunity by which the Company may benefit, that individual has an obligation to inform the Company of such opportunity and advise the Company why the opportunity should be pursued. If the Company is not interested in the opportunity the director, officer or employee, with written permission from the Company, may then pursue the opportunity.

V.   COMPETITION AND FAIR DEALING

     We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. No director, officer or employee of Basic should shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

     The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company director, officer, employee, family member of any of the foregoing or agent unless it:

     o    Is not a cash gift;
     o    Is consistent with customary business practices;
     o    Is not excessive in value;
     o    Cannot be construed as a bribe or payoff; and
     o    Does not violate any laws or regulations.

VI.  DISCRIMINATION AND HARASSMENT

     The Company is firmly committed to providing equal employment opportunity to qualified individuals regardless of race, color, religion, gender, age, national origin, sexual orientation, disability, veteran status, marital status, or other protected status. Basic will not tolerate illegal discrimination or harassment of any kind. Examples of harassment include derogatory comments based on racial or ethnic characteristics and unwelcome conduct of a sexual nature. All of our employees deserve a work environment where they will be respected and the Company is committed to providing an environment that supports honesty, integrity, respect, trust and responsibility.

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VII. RECORD-KEEPING

     Basic requires honest and accurate recording and reporting of information in order to make responsible business decisions.

     Reimbursable expenses incurred by directors, officers and employees must be documented and recorded accurately. No one should rationalize or even consider misrepresenting facts or falsifying records.

     All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Basic's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls and generally accepted accounting principles.

     Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to Basic's record retention policies.

VIII. FINANCIAL REPORTING AND DISCLOSURE

     All transactions involving Basic and its subsidiaries must be documented, in reasonable detail, and accounted for on the books and records of the Company in accordance with generally accepted accounting principles and applicable laws and regulations. Basic's Chief Financial Officer (CFO) is also the chief accounting officer of Basic and is responsible for establishing and maintaining accounting policies and procedures, disclosure controls and internal control standards, and the requirements for financial reporting to the Company's Management and others.

IX.  CONFIDENTIALITY

     Directors, officers and employees must safeguard the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to Basic or its customers, if disclosed. The obligation to preserve confidential information continues even after employment ends.

X.   PROTECTION AND PROPER USE OF THE COMPANY ASSETS'

     All directors, officers and employees should endeavor to protect the Company's assets, including funds, property, electronic communications systems, information resources, data, facilities, equipment and supplies to ensure their efficient use. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to Section XII of this Code. Company assets should not be used for non-Company business.

     The obligation of directors, officers and employees to protect Basic's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, software programs, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy. It could also be illegal and result in civil or criminal penalties.

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XI.  IMPROPER INFLUENCE ON CONDUCT OF AUDITS

     No director, officer or employee of the Company shall take any action (e.g., offering or paying bribes or other financial incentives, providing inaccurate or misleading legal analysis, blackmailing, and making physical threats) or make any false, misleading or inaccurate oral or written statement to fraudulently influence, coerce, manipulate or mislead an independent auditor engaged in the performance of an audit of the Company's financial statements for the purpose of rendering the financial statements materially misleading. This standard shall also include improper influence with respect to preparation of Basic's oil and gas reserves by an independent petroleum engineering firm.

XII. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

     Directors, officers and employees are encouraged to promptly discuss with, or otherwise disclose to, their supervisors, managers or other appropriate personnel any observed or suspected illegal or unethical behavior.

     Reporting of violations will remain confidential to the degree possible. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations or misconduct. No employee of the Company may be discharged, demoted, suspended, threatened, harassed or in any other manner be discriminated against in the terms and conditions of their employment because of reporting or aiding in the investigation of illegal or unethical behavior. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

XIII. VIOLATIONS OF THE CODE AND DISCIPLINARY ACTION

     Every director, officer and employee of the Company has a duty to adhere to this Code. Any individual who violates the standards in this Code is subject to disciplinary action, up to and including termination, or in the case of a director a request for resignation, and civil and criminal prosecution, if appropriate. Basic will promptly and properly document all reasons for disciplinary actions taken against its directors, officers and employees for violations of the Code.

XIV. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

     Any waiver of this Code for directors or executive officers of Basic may be made only by the Company's Board of Directors will be promptly disclosed as required by law or by stock exchange or market rule or regulation.